Exhibit 99.1

Investor Contact:

Catalent, Inc.

Paul Surdez

732-537-6325

investors@catalent.com

Catalent, Inc. Reports Fourth Quarter Fiscal 2021 Results

•	Q4’21 net revenue of $1.19 billion increased 25% as reported, or 22% in constant currency, compared to Q4’20. Organic, constant-currency net revenue grew 26%, compared to Q4’20.

•	Fiscal 2021 net revenue of $4.00 billion increased 29% as reported, or 26% in constant currency, compared to fiscal 2020. Organic, constant-currency net revenue grew 25% compared to FY’20.

•	Q4’21 net earnings of $182 million and fiscal 2021 net earnings of $585 million.

•	Q4’21 Adjusted EBITDA(1) of $348 million increased 30% as reported, or 27% in constant currency, compared to Q4’20.

•	Announces proposed $1 billion acquisition of Bettera, a leading manufacturer in the high-growth gummy, soft chew, and lozenge segments of the nutritional supplements market.

•	FY’22 financial guidance range projects net revenue growth of 8-13% and Adjusted EBITDA growth of 11-18%.

Somerset, N.J. - August 30, 2021 – Catalent, Inc. (NYSE: CTLT), the leading global provider of development sciences and manufacturing platforms for medicines, including biotherapeutics; cell and gene therapies; and consumer health products, today announced financial results for the fourth quarter of fiscal 2021, which ended June 30, 2021. In addition, the company also announced in a separate press release today the details of its agreement to acquire Bettera Holdings, LLC, a leading manufacturer in the high-growth gummy, soft chew, and lozenge segments of the nutritional supplements market.

“The past year has been extraordinary, for society and for our organization, during which we achieved great things, including building our infrastructure, growing our talent, deepening our long-standing commitment to sustainability practices, and accelerating our growth strategy,” said John Chiminski, Chair and Chief Executive Officer of Catalent, Inc. “We rose to the challenge of scaling our capacity to meet demand for vaccines and treatments to address the global COVID-19 pandemic, all while continuing to produce a broad range of important medicines under unprecedented circumstances. We are humbled to see the dedication of all our employees, who have allowed us to achieve this success. As we look ahead, we carry with us new knowledge, new capabilities, and strengthened partnerships, enabling us to continue to deliver products that ultimately allow people to live better, healthier lives.”

Fourth Quarter 2021 Consolidated Results

Net revenue of $1.19 billion increased 25% as reported, or 22% in constant currency, from the $947 million reported for the fourth quarter a year ago. Overall organic net revenue growth (i.e., excluding the effect of acquisitions and divestitures) was 26%.

After accounting for the net earnings attributable to holders of Catalent’s Series A convertible preferred stock, net earnings attributable to common shareholders were $167 million, or $0.98 per basic share, compared to net earnings attributable to common shareholders of $135 million, or $0.86 per basic share, in the fourth quarter a year ago.

EBITDA from operations(1) was $326 million, an increase of $60 million from $266 million in the fourth quarter a year ago. Fourth quarter fiscal 2021 Adjusted EBITDA(1) was $348 million, or 29.3% of net revenue, compared to $268 million, or 28.2% of net revenue, in the fourth quarter a year ago. This represents an increase of 30% as reported, and an increase of 27% on a constant-currency basis.

Adjusted Net Income(1) was $209 million, or $1.16 per diluted share, compared to Adjusted Net Income of $154 million, or $0.90 per diluted share, in the fourth quarter a year ago.

Fourth Quarter 2021 Segment Review

Biologics

Net revenue from the Biologics segment was $603 million for the fourth quarter of fiscal 2021, an increase of 69% as reported and 66% in constant currency, compared to the fourth quarter a year ago. Segment EBITDA(1) in the fourth quarter of fiscal 2021 was $186 million, an increase of 114% as reported and 112% in constant currency, compared to the fourth quarter a year ago. Segment EBITDA margin was 30.9% in the fourth quarter of fiscal 2021, compared to 24.3% in the fourth quarter of the prior year.

Excluding the effect of acquisitions, net revenue increased 66% and Segment EBITDA increased 111% compared to the quarter ended June 30, 2020.

Softgel and Oral Technologies

Net revenue from the Softgel and Oral Technologies segment was $301 million for the fourth quarter of fiscal 2021, an increase of 3% as reported and a decrease of 1% in constant currency, compared to the fourth quarter a year ago. Segment EBITDA was $94 million in the fourth quarter of fiscal 2021, an increase of 10% as reported, or 6% in constant currency, compared to the fourth quarter a year ago. Segment EBITDA margin was 31.3% in the fourth quarter of fiscal 2021, compared to 29.4% in the fourth quarter of the prior year.

Oral and Specialty Delivery

Net revenue from the Oral and Specialty Delivery segment was $186 million for the fourth quarter of fiscal 2021, a decrease of 15% as reported and 19% in constant currency, over the fourth quarter a year ago. Segment EBITDA in the fourth quarter of fiscal 2021 was $63 million, a decrease of 24% as reported, or 29% in constant currency, compared to the fourth quarter a year ago. Segment EBITDA margin was 34.4% in the fourth quarter of fiscal 2021, compared to 38.4% in the fourth quarter of the prior year.

Excluding the effect of acquisitions and divestitures, net revenue decreased 4% and Segment EBITDA decreased 11% compared to the quarter ended June 30, 2020.

Clinical Supply Services

Net revenue from the Clinical Supply Services segment was $105 million for the fourth quarter of fiscal 2021, an increase of 25% as reported and 21% in constant currency, compared to the fourth quarter a year ago. Segment EBITDA in the fourth quarter of fiscal 2021 was $31 million, an increase of 45% as reported, or 35% in constant currency, compared to the fourth quarter a year ago. Segment EBITDA margin was 29.0% in the fourth quarter of fiscal 2021 compared to 25.1% in the fourth quarter of the prior year.

(1)	See “Non-GAAP Financial Measures” below and GAAP to non-GAAP reconciliation provided later in this release.

Segment Net Revenue as a % of Total Net Revenue

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Biologics	50%	52%	44%	44%
Softgel and Oral Technologies	25%	23%	27%	26%
Oral and Specialty Delivery	16%	16%	19%	19%
Clinical Supply Services	9%	9%	10%	11%

Net Revenue	100%	100%	100%	100%

Fiscal 2021 Consolidated Results

Net revenue of $4.00 billion increased 29% as reported, or 26% in constant currency, from the $3.09 billion reported for the prior fiscal year. Overall organic net revenue growth (i.e., excluding the effect of acquisitions and divestitures) was 25%.

After accounting for the net earnings attributable to holders of Catalent’s Series A convertible preferred stock, net earnings attributable to common shareholders were $529 million, or $3.15 per basic share, compared to net earnings attributable to common shareholders of $173 million, or $1.16 per basic share, in the prior fiscal year.

EBITDA from operations(1) was $1.11 billion, an increase of $474 million from $640 million in the prior fiscal year. Fiscal 2021 Adjusted EBITDA(1) was $1.02 billion, or 25.5% of net revenue, compared to $751 million, or 24.3% of net revenue, in the prior fiscal year. This represents an increase of 36% as reported, and an increase of 32% on a constant-currency basis.

Adjusted Net Income(1) was $549 million, or $3.04 per diluted share, compared to Adjusted Net Income of $350 million, or $2.11 per diluted share, in fiscal 2020.

Fiscal 2021 Segment Review

Biologics

Net revenue from the Biologics segment was $1.93 billion for fiscal 2021, an increase of 89% as reported and 86% in constant currency, compared to fiscal 2020. Segment EBITDA(1) in fiscal 2021 was $608 million, an increase of 156% as reported and 151% in constant currency, compared to fiscal 2020. Segment EBITDA margin was 31.5% in fiscal 2021, compared to 23.2% in fiscal 2020.

Excluding the effect of acquisitions, net revenue increased 80% and Segment EBITDA increased 148% compared to fiscal 2020.

Softgel and Oral Technologies

Net revenue from the Softgel and Oral Technologies segment was $1.01 billion for fiscal 2021, a decrease of 5% as reported and 7% in constant currency, compared to fiscal 2020. Segment EBITDA was $237 million in fiscal 2021, a decrease of 8% as reported, or 10% in constant currency, compared to fiscal 2020. Segment EBITDA margin was 23.4% in fiscal 2021, compared to 24.2% in fiscal 2020.

Excluding the effect of divestitures, net revenue decreased 6% compared to fiscal 2020 and Segment EBITDA decreased 10% compared to fiscal 2020.

Oral and Specialty Delivery

Net revenue from the Oral and Specialty Delivery segment was $686 million for fiscal 2021, an increase of 1% as reported and a decrease of 2% in constant currency, over fiscal 2020. Segment EBITDA in fiscal 2021 was $160 million, a decrease of 20% as reported, or 25% in constant currency, compared to fiscal 2020. Segment EBITDA margin was 23.3% in fiscal 2021, compared to 29.7% in fiscal 2020.

Excluding the effect of acquisitions and divestitures, net revenue decreased 3% and Segment EBITDA decreased 24%, compared to fiscal 2020.

Clinical Supply Services

Net revenue from the Clinical Supply Services segment was $391 million for fiscal 2021, an increase of 13% as reported and 10% in constant currency, compared to fiscal 2020. Segment EBITDA in fiscal 2021 was $108 million, an increase of 18% as reported, or 13% in constant currency, compared to fiscal 2020. Segment EBITDA margin was 27.6% in fiscal 2021 compared to 26.4% in fiscal 2020.

Balance Sheet and Liquidity

As of June 30, 2021, Catalent had $3.24 billion in total debt, and $2.27 billion in total debt net of cash and short-term investments, compared to $2.16 billion in total net debt as of March 31, 2021. The current debt structure does not include any significant maturity until 2027.

Catalent’s net leverage ratio(1) as of June 30, 2021 was 2.2x, compared to 2.3x at March 31, 2021 and 2.8x at June 30, 2020.

Fiscal Year 2022 Outlook

Catalent is introducing financial guidance for fiscal 2022, which assumes no major unforeseen change to either the current status of the COVID-19 pandemic generally or its effect on Catalent’s operations and business. The guidance projects:

FY 2022 Full Year Guidance
Net revenue	$4.30 billion - $4.50 billion
Adjusted EBITDA	$1.13 billion - $1.20 billion
Adjusted net income	$585 million - $650 million
Weighted average shares outstanding - diluted (1)	181 million - 183 million

(1)	Includes the outstanding Series A convertible preferred stock as-if converted.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

About Catalent, Inc.

Catalent Inc. [NYSE: CTLT], an S&P 500® company, is the leading global provider of development sciences and manufacturing platforms for medicines, including biotherapeutics; cell and gene therapies; and consumer health products. With almost 90 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance, and ensuring reliable global clinical and commercial product supply. Catalent’s workforce exceeds 17,000 people, including more than 2,500 scientists and technicians, at more than 50 facilities on four continents, and in fiscal year 2021, it generated $4 billion in annual revenue. Catalent is headquartered in Somerset, New Jersey. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from operations before interest expense, expense (benefit) for income taxes, and depreciation and amortization, adjusted for the income or loss attributable to non-controlling interests (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations.

Catalent believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. Catalent believes this measure is a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. Catalent believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. Catalent presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of its consolidated financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Catalent’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income) expense, impairments, restructuring costs, interest expense, income tax expense (benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under Catalent’s credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, Catalent’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income and Adjusted Net Income per share. Adjusted Net Income is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. Catalent believes that the presentation of Adjusted Net Income and Adjusted Net Income per share enhances an investor’s understanding of its financial performance. Catalent believes these measures are a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and Catalent uses these measures for business planning purposes. Catalent defines Adjusted Net Income as net earnings adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. Catalent believes that Adjusted Net Income and Adjusted Net Income per share provides investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. Catalent’s definition of Adjusted Net Income may not be the same as similarly titled measures used by other companies.

The most directly comparable U.S. GAAP measure to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income is net earnings. Included in this release is a reconciliation of net earnings to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income.

Catalent does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable U.S. GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting, and analyzing future periods, Catalent does so primarily on a non-GAAP basis without preparing a U.S. GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on Catalent’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, Catalent does not believe that a U.S. GAAP reconciliation would provide meaningful supplemental information about its outlook.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, Catalent believes the presentation of results on a constant-currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. Catalent uses results on a constant-currency basis as one measure to evaluate its performance. Catalent calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. Catalent generally refers to such amounts calculated on a constant-currency basis as excluding the impact of foreign exchange or being on a constant-currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as Catalent presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would,” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans, or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: the current or future effects of the COVID-19 pandemic on Catalent’s and its clients’ or suppliers’ businesses; participation in a highly competitive market and increased competition that may adversely affect Catalent’s business; demand for its offerings, which depends in part on its customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect Catalent’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on Catalent’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to Catalent’s operations; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products Catalent manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies; adverse tax legislative or regulatory initiatives or challenges or adjustments to Catalent’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions, including the pending acquisition of Bettera, or other transactions that may complement or expand its business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at existing facilities, offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund Catalent’s existing pension plans; substantial leverage that may limit its ability to raise additional capital to fund operations and react to changes in the economy or in the industry; and exposure to interest-rate risk to the extent of its variable-rate debt preventing it from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed August 30, 2021. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc.

Consolidated Statements of Operations

(Unaudited; dollars and shares in millions, except per share data)

	Three Months Ended June 30,		FX Impact	Constant Currency Increase (Decrease)
	2021	2020		Change $	Change %
Net revenue	$1,188	$947	$35	$206	22%
Cost of sales	749	613	23	113	18%

Gross margin	439	334	12	93	28%
Selling, general, and administrative expenses	184	157	4	23	14%
Loss on sale of subsidiary	2	—	—	2	*
Other operating expense	2	7	(1)	(4)	(61)%

Operating earnings	251	170	9	72	42%
Interest expense, net	32	20	—	12	54%
Other expense, net	(2)	(29)	3	24	(82)%

Earnings before income taxes	221	179	6	36	20%
Income tax expense	39	25	1	13	55%

Net earnings	$182	$154	$5	$23	15%
Less: Net earnings attributable to preferred shareholders	(15)	(19)

Net earnings attributable to common shareholders	$167	$135

Weighted average shares outstanding - basic	171	156
Weighted average shares outstanding - diluted	172	159

Earnings per share:
Basic
Net earnings	$0.98	$0.86
Diluted
Net earnings	$0.97	$0.85

*	Percentage not meaningful

Catalent, Inc.

Selected Segment Financial Data

(Unaudited; dollars in millions)

	Three Months Ended June 30,		FX Impact	Constant Currency Increase (Decrease)
	2021	2020		Change $	Change %
Biologics
Net revenue	$603	$357	$9	$237	66%
Segment EBITDA	186	86	2	98	112%
Softgel and Oral Technologies
Net revenue	301	291	13	(3)	(1)%
Segment EBITDA	94	86	3	5	6%
Oral and Specialty Delivery
Net revenue	186	219	10	(43)	(19)%
Segment EBITDA	63	84	4	(25)	(29)%
Clinical Supply Services
Net revenue	105	84	4	17	21%
Segment EBITDA	31	21	3	7	35%
Inter-segment revenue elimination	(7)	(4)	(1)	(2)	(61)%
Unallocated costs	(48)	(11)	(3)	(34)	(296)%
Combined totals
Net revenue	$1,188	$947	$35	$206	22%

EBITDA from operations	$326	$266	$9	$51	19%

Refer to Catalent’s description of non-GAAP measures, including segment EBITDA and EBITDA from operations as referenced above.

Catalent, Inc.

Consolidated Statements of Operations

(Unaudited; dollars in millions, except per share amounts)

	Fiscal Year Ended June 30,		FX impact	Constant Currency Increase (Decrease)
	2021	2020		Change $	Change %
Net revenue	$3,998	$3,094	$89	$815	26%
Cost of sales	2,646	2,111	56	479	23%

Gross margin	1,352	983	33	336	34%
Selling, general and administrative expenses	687	577	8	102	17%
(Gain) loss on sale of subsidiary	(182)	1	—	(183)	*
Other operating expense	19	11	—	8	96%

Operating earnings	828	394	25	409	104%
Interest expense, net	110	126	1	(17)	(14)%
Other expense, net	3	8	8	(13)	(166)%

Earnings before income taxes	715	260	16	439	169%
Income tax expense	130	39	2	89	223%

Net earnings	$585	$221	$14	$350	159%
Less: Net earnings attributable to preferred shareholders	(56)	(48)

Net earnings attributable to common shareholders	$529	$173

Weighted average shares outstanding - basic	168	150
Weighted average shares outstanding - diluted	170	152

Earnings per share:
Basic
Net earnings	$3.15	$1.16
Diluted
Net earnings	$3.11	$1.14

*	Percentage not meaningful

Catalent, Inc.

Selected Segment Financial Data

(Unaudited; dollars in millions)

	Fiscal Year Ended June 30,		FX Impact	Constant Currency Increase/(Decrease)
	2021	2020		Change $	Change %
Biologics
Net revenue	$1,928	$1,021	$31	$876	86%
Segment EBITDA	608	237	11	360	151%
Softgel and Oral Technologies
Net revenue	1,012	1,062	27	(77)	(7)%
Segment EBITDA	237	257	6	(26)	(10)%
Oral and Specialty Delivery
Net revenue	686	676	21	(11)	(2)%
Segment EBITDA	160	201	9	(50)	(25)%
Clinical Supply Services
Net revenue	391	345	11	35	10%
Segment EBITDA	108	91	5	12	13%
Inter-segment revenue elimination	(19)	(10)	(1)	(8)	(80)%
Unallocated costs	1	(146)	(8)	155	107%
Combined totals
Net revenue	$3,998	$3,094	$89	$815	26%

EBITDA from operations	$1,114	$640	$23	$451	70%

Refer to Catalent’s description of non-GAAP measures, including segment EBITDA and EBITDA from operations as referenced above.

Catalent, Inc.

Reconciliation of Net Earnings to EBITDA from Operations and Adjusted EBITDA*

(Unaudited; dollars in millions)

	Three months ended
	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
Net earnings	$154	$83	$88	$232	$182
Interest expense, net	20	25	26	27	32
Income tax expense (benefit)	25	(15)	21	85	39
Depreciation and amortization	67	69	71	76	73

EBITDA from operations	266	162	206	420	326
Stock-based compensation	13	19	11	8	13
Impairment charges and (gain) loss on sale of assets	3	2	1	5	1
Financing-related expenses	—	—	—	17	1
Restructuring costs	3	1	5	3	1
Acquisition, integration, and other special items	11	4	9	1	7
(Gain) loss on sale of subsidiary	—	—	—	(184)	2
Foreign exchange loss (gain)	—	(4)	(2)	4	(2)
Other adjustments	(28)	(10)	(6)	—	(1)

Adjusted EBITDA	$268	$174	$224	$274	$348

Favorable (unfavorable) FX impact					9

Adjusted EBITDA at constant currency					$339

*	Refer to Catalent’s description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.

Catalent, Inc.

Reconciliation of Net Earnings to Adjusted Net Income*

(Unaudited; dollars in millions, except per share data)

	Three months ended
	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
Net earnings	$154	$83	$88	$232	$182
Amortization (1)	23	23	23	23	24
Stock-based compensation	13	19	11	8	13
Impairment charges and (gain) loss on sale of assets	3	2	1	5	1
Financing-related expenses	—	—	—	17	1
Restructuring costs	3	1	5	3	1
Acquisition, integration, and other special items	11	4	9	1	7
(Gain) loss on sale of subsidiary (2)	—	—	—	(184)	2
Foreign exchange loss (gain)	—	(4)	(2)	4	(2)
Other adjustments (3)	(29)	(10)	(6)	—	(1)
Estimated tax effect of adjustments (4)	(7)	(9)	(11)	(17)	40
Discrete income tax (benefit) expense items (5)	(17)	(31)	(4)	56	(59)

Adjusted net income (ANI)	$154	$78	$114	$148	$209

Weighted average shares outstanding - basic	156				171
Weighted average shares outstanding - diluted	159				172

Earnings per share:
Net earnings per share - basic	$0.86				$0.98
Net earnings per share - diluted	$0.85				$0.97

ANI per share:
ANI per share - basic	$0.99				$1.22
ANI per share - diluted (6)	$0.90				$1.16

*	Refer to Catalent’s description of non-GAAP measures, including Adjusted Net Income as referenced above.
(1)	Represents the amortization attributable to purchase accounting for previously completed business combinations.
(2)	Represents the (gain) loss on sale of subsidiary associated with the blow-fill-seal business divestiture.
(3)	Represents unrealized (gains) losses related to the fair value of the derivative liability associated with the Series A convertible preferred stock.
(4)

The tax effect of adjustments to Adjusted Net Income are computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(5)

Discrete period income tax expense (benefit) items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.

(6)

Represents Adjusted Net Income divided by the weighted average sum of (a) the number of shares of Common Stock outstanding, plus (b) the number of shares of Common Stock that would be issued assuming exercise or vesting of all potentially dilutive instruments, plus (c) the number of shares of Common Stock equivalent to the shares of Series A Preferred Stock outstanding under the “if-converted” method. For the three months ended June 30, 2021 and 2020, the weighted average was 180 million and 172 million, respectively.

Catalent, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; dollars in millions)

	June 30, 2021	June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$896	$953
Trade receivables, net	1,012	838
Inventories	563	324
Prepaid expenses and other	376	178
Marketable securities	71	—

Total current assets	2,918	2,293
Property, plant, and equipment, net	2,524	1,901
Other non-current assets, including intangible assets	3,670	3,583

Total assets	$9,112	$7,777

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$75	$73
Accounts payable	385	321
Other accrued liabilities	736	499

Total current liabilities	1,196	893
Long-term obligations, less current portion	3,166	2,945
Other non-current liabilities	476	433
Redeemable preferred stock	359	607
Total shareholders’ equity	3,915	2,899

Total liabilities, redeemable preferred stock, and shareholders’ equity	$9,112	$7,777

Catalent, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited; dollars in millions)

	Fiscal Year Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$433	$440

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment, and other productive assets	(686)	(466)
Purchases of marketable securities	(72)	—
Proceeds from sale of subsidiaries, net	287	21
Payment for acquisitions, net of cash acquired	(147)	(379)
Payments for investments	(31)	(3)

Net cash used in investing activities	(649)	(827)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in other borrowings	2	(49)
Proceeds from borrowing, net	164	909
Payments related to long-term obligations	(67)	(811)
Financing fees paid	(19)	(25)
Dividends paid	(22)	(36)
Proceeds from sale of common stock, net	82	1,046
Cash paid, in lieu of equity, for tax withholding obligations	(46)	(32)
Exercise of stock options	38	—
Other financing activities	10	—

Net cash provided by financing activities	142	1,002

Effect of foreign currency exchange on cash and cash equivalents	17	(7)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(57)	608
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	953	345

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$896	$953

Catalent, Inc.

Reconciliation of Segment EBITDA to Net Earnings

(Unaudited; dollars in millions, except per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2020	2021	2020
Biologics	$186	$86	$608	$237
Softgel and Oral Technologies	94	86	237	257
Oral and Specialty Delivery	63	84	160	201
Clinical Supply Services	31	21	108	91

Sub-Total	$374	$277	$1,113	$786
Reconciling items to net earnings
Unallocated costs (1)	(48)	(11)	1	(146)
Depreciation and amortization	(73)	(67)	(289)	(254)
Interest expense, net	(32)	(21)	(110)	(126)
Income tax expense	(39)	(24)	(130)	(39)

Net earnings	$182	$154	$585	$221

(1)

Unallocated costs include restructuring and special items, stock-based compensation, impairment charges, gain (loss) on sale of subsidiary, certain other corporate directed costs, and other costs that are not allocated to the segments.

Catalent, Inc.

Calculation of Net Leverage Ratio

(Unaudited; dollars in millions)

	June 30, 2020		September 30, 2020		December 31, 2020	March 31, 2021		June 30, 2021
Total Secured Debt	$928		$927		$925	$992		$989
Total Unsecured Debt	2,090		2,132		2,131	2,231		2,252

Total Debt	3,018		3,059		3,056	3,223		3,241

Cash and Cash Equivalents	953		1,007		833	988		896
Marketable Securities	—		—		—	75		71

Total Net Debt	2,065		2,052		2,223	2,160		2,274

Adjusted EBITDA
Q1 2020	127
Q2 2020	171		171
Q3 2020	185		185		185
Q4 2020	268		268		268	268
Q1 2021			174		174	174		174
Q2 2021					224	224		224
Q3 2021						274		274
Q4 2021								348

LTM Adjusted EBITDA	$751		$798		$851	$940		$1,020

Net Sr. Secured Debt / Adj. EBITDA	n.a.	[1]	n.a.	[1]	0.1x	n.a.	[1]	n.a.
Net Debt / Adj. EBITDA	2.8x		2.6x		2.6x	2.3x		2.2x

[1]	The sum of cash and cash equivalents plus marketable securities exceeds total secured debt.